Exhibit 2.1

DESCRIPTION OF ORDINARY SHARES

As of the end of the period covered by the most recent Annual Report on Form 20-F of Enlivex Therapeutics Ltd. (the “Company”) to which this Exhibit is filed, or incorporated by reference, as an exhibit, the Company’s ordinary shares, with a par value of NIS 0.40 per share (the “ordinary shares”), were registered under Section 12 of the Securities Exchange Act of 1934, as amended. Unless the context otherwise requires, all references herein to “we”, “our”, “ours”, and “us” refer to Enlivex Therapeutics Ltd.

The following summarizes certain material terms and provisions of our ordinary shares. It does not purport to be complete, however, and is qualified in its entirety by reference to our amended and restated articles of association (the “amended and restated articles of association”), a copy of which is filed with the U.S. Securities and Exchange Commission as an exhibit to this Annual Report on Form 20-F, and applicable Israeli law, including the Israeli Companies Law, 5759-1999 (the “Companies Law”).

Share Capital

As of the date we filed our most recent Annual Report on Form 20-F to which this Exhibit is filed, or incorporated by reference, as an exhibit, under our amended and restated articles of association, our authorized share capital is NIS 18,000,000 divided into 45,000,000 ordinary shares with a nominal value of NIS 0.40 each. Our ordinary shares may be certificated or uncertificated, subject to the Companies Law.

Our board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine.

Election of Directors

Under our amended and restated articles of association, our board of directors must consist of not less than five but no more than eleven directors (including external directors under Israeli law, if any). Our ordinary shares do not have cumulative voting rights for the election of directors. Pursuant to our amended and restated articles of association, each of our directors (other than external directors, if any) shall be appointed by a simple majority vote of holders of our ordinary shares, participating and voting at an annual general meeting of our shareholders. In addition, our amended and restated articles of association allow our board of directors to appoint a director in place of a director whose position has become vacant (other than an external director, if any) or to appoint new additions to the board of directors up to the maximum number of directors permitted under our amended and restated articles of association. Any director so appointed serves until the next annual general meeting or until such director shall cease to serve in office in accordance with our amended and restated articles of association or of applicable law, whichever is the earlier.

Rights of Our Ordinary Shares

Preemptive Rights

The holders of our ordinary shares do not have preemptive rights to purchase or subscribe for any shares or other securities of ours.

Transfer of Shares

Our amended and restated articles of association and the laws of the State of Israel do not restrict in any way the ownership or voting or our ordinary shares by non-residents of Israel, except with respect to subjects of some countries which are, or have been, in a state of war with Israel. Fully paid up ordinary shares may be freely transferred pursuant to our amended and restated articles of association unless such transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the ordinary shares are listed for trade.

Voting Rights

Subject to any rights or restrictions for the time being attached to any class or classes of shares, each shareholder shall have one vote for each share of which he, she or it is the holder, whether on a show of hands or on a poll. Votes may be given either personally or by proxy. A proxy need not be a shareholder. If any shareholder is without legal capacity, he or she may vote by means of a trustee or a legal custodian, who may vote either personally or by proxy. If two or more persons are jointly entitled to a share then, in voting upon any question, the vote of the person whose name is registered first in the registry of shareholders as the owner of that share shall be accepted, whether in person or by proxy, and he, she or it is shall be entitled to vote such share.

Quorum

The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least twenty-five percent (25%) of the total outstanding voting rights within half an hour from the time specified for the opening of the meeting. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time/date if so specified in the summons or notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

Except as otherwise provided in the Companies Law or our amended and restated articles of association, any resolution at a general meeting shall be deemed adopted if approved by the holders of a majority of our voting rights represented at the meeting, in person or by proxy, and voting thereon (excluding abstentions). Under the Companies Law, certain actions require a special majority, including (among others): (i) the approval of an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) approval of certain compensation-related matters, such as approval of a compensation policy, approval of executive officer compensation inconsistent with our compensation policy or the compensation of our chief executive officer (subject to limited exceptions).  An additional exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the Company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the holders holding at least 75% of the voting rights represented at the meeting and voting on the resolution. In the case of an equality of votes, the chairman of the meeting shall not be entitled to a further vote.

Modification of Class Rights

If, at any time, our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issuance of the shares of that class) may be varied with the consent in writing of the holders of all the issued shares of that class, or with the sanction of a majority vote at a meeting of the shareholders passed at a separate meeting of the holders of the shares of that class. The provisions of our amended and restated articles of association relating to general meetings shall apply, mutatis mutandis, to every such separate class meeting. Unless otherwise provided by the conditions of issuance, the enlargement of an existing class of shares, or the issuance of additional shares thereof, shall not be deemed to modify or abrogate the rights attached to the previously issued shares of such class or of any other class. These conditions provide for the minimum shareholder approvals permitted by the Companies Law.

Dividend and Liquidation Rights

Our board of directors may declare a dividend to be paid to the holders of our ordinary shares according to their rights and interests in our profits and may fix the record date for eligibility and the time for payment, subject to the Companies Law. Our board of directors may determine that a dividend may be paid, wholly or partially, by the distribution of certain of our assets or by a distribution of paid up shares, debentures or debenture stock or any of our securities or of any other companies or in any one or more of such ways in the manner and to the extent permitted by the Companies Law. Israeli law limits the distribution of dividends to the greater of retained earnings or earnings generated over the two most recent years (referred to as the “profit test”), in either case provided that we reasonably believe that the dividend will not render us unable to meet our existing and foreseeable obligations when due (referred to as the “solvency test”). In the event that a company does meet the profit test, dividends may be paid with the approval of a court, provided that the court is convinced that the company meets the solvency test. However, under regulations promulgated under the Companies Law, the board of directors of an Israeli company listed on certain foreign stock exchanges, including the Nasdaq Capital Market, may resolve to distribute a dividend by way of a share repurchase program if the company does not meet the profit test without seeking the approval of the court, subject to the following: (i) the company meets the solvency test; and (ii) the company provided a notice to certain creditors regarding its intention to distribute a dividend by way of a share repurchase program and no such creditor submits an objection within 30 days of the notice (otherwise, court approval would be required for such distribution in accordance with the requirements of the Companies Law).

Our ordinary shares entitle each owner thereof to an equal right to participate in the distribution of the surplus assets of the company in the event of our liquidation in accordance with the proportionate nominal value of the shares held thereby. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, generally require the approval of both our board of directors and an Israeli court (see “—Dividend and Liquidation Rights”).

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s voting rights or issued and outstanding share capital (or of a certain class of shares), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or of the applicable class).

If (a) the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company (or of the applicable class of the shares), and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition the Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of at least 25% or more of the voting rights in the company.

Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private placement that was approved by the shareholders as a private placement whose purpose is to give the acquirer 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company, or as a private placement whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a shareholder holding 25% or more of the voting rights in the company and resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith.

An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special tender offer or objected to the special tender offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority of each party’s shares that are voted on the proposed merger at a shareholders’ meeting.

The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial condition of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting and voting on the matter (excluding abstentions) that are held by parties other than the other party to the merger, or by any person or entity who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger.

In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the merger would have been approved but for the separate approval of each class of shares or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law and the regulations promulgated thereunder, each merging company must deliver a copy of the proposed merger proposal to its secured creditors and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. The court may also give instructions in order to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

Anti-Takeover Measures under Israeli law

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of December 31, 2023, no shares other than ordinary shares are authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of shares, other than ordinary shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of another class of shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of our voting power represented and voting on the matter at a general meeting. The convening of the meeting, the shareholders entitled to participate, and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law and our amended and restated articles of association, as described above in “—Rights of Our Ordinary Shares.” The Israeli Securities Law, 5728-1968 prohibits a company whose shares are traded on the Tel Aviv Stock Exchange from having more than one class of shares, other than preferred shares with a dividend preference and without voting rights.

Transfer Agent

The transfer agent for our ordinary shares is Vstock Transfer, LLC.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market and on the Tel Aviv Stock Exchange under the symbol “ENLV.”

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